Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com

FLOW INTERNATIONAL ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Kent, WA - July 30, 2013 - Flow International Corporation (NASDAQ: FLOW), the world's leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today reported results for its fiscal 2013 fourth quarter and year ended April 30, 2013.

For the fiscal year ended April 30, 2013, Flow reported consolidated revenue growth of 2%, reaching a new record level of $259.3 million, compared to $253.8 million in the prior fiscal year. Sales from the Standard segment also reached an all-time high of $239.4 million for the fiscal year 2013, a 4% increase from the prior fiscal year, as consumable spare parts sales grew 8% to $86.2 million, also a record, and sales of Standard Systems increased 2% to a record $153.2 million. Net income for fiscal year 2013 was $5.0 million or $0.11 per share from continuing operations, which compares to net income of $9.4 million or $0.20 per share in the prior fiscal year.

For the quarter, Flow reported revenues of $58.4 million, compared to year-ago fourth quarter revenues of $63.4 million. The Company reported a net loss for the quarter of $1.9 million or a loss of $0.04 per share, compared to net income of $2.6 million or $0.06 per share in the year-ago quarter. The Company's fourth quarter net loss includes charges specifically related to its Brazil operations, of approximately $2.3 million. These charges include an adjustment of $0.7 million primarily related to inventory, $0.4 million related to an investigation into allegations of employee misappropriation of Company assets, and $1.2 million for tax reserves and higher non-deductible costs under Brazilian tax regulations.

Adjusted EBITDA for fiscal year 2013 was $21.2 million or 8% of sales, compared to $24.4 million or 10% of sales for the prior fiscal year. For the quarter, Adjusted EBITDA was $1.9 million or 3% of sales, compared to $5.5 million or 9% of sales in the year-ago quarter. A reconciliation of Adjusted EBITDA to Net Income is provided in the accompanying financial tables.

“Macro-economic uncertainty impacted sales this quarter after periods of record sales and sequential growth in nine out of the past eleven quarters,” said Charley Brown, President and CEO. “While we are optimistic about our long term prospects, given the uncertainty in the marketplace that we are experiencing, we have taken steps to reduce our overall cost structure by approximately $13 million on an annualized basis. These steps, which we announced in June, include the reduction of operating expenses by $9 million and the reduction in our product costs by $4 million. We expect to achieve these annualized targets by the end of fiscal year 2014.”

Operations Review for the 2013 Fiscal Fourth Quarter and Year

•
Standard segment sales, which include sales of systems that do not require significant custom configuration as well as parts and services for those installed systems, were $239.4 million for the year, compared to $230.3 million. For the quarter, Standard segment sales were $51.6 million, compared to $59.0 million in the year-ago quarter.

•
Advanced segment sales, which include sales of complex aerospace and application systems requiring specific custom configuration and advanced features, were $19.9 million for the year, compared to $23.4 million a year ago. For the quarter, Advanced segment sales were $6.8 million, compared to $4.4 million in the year-ago quarter. Backlog for the Advanced segment was $30.7 million as of April 30, 2013 and will be realized over the next four to six quarters.

•
Aggregate gross profits were $97.9 million or 38% of sales for the year, compared to $99.4 million or 39% of sales in the prior year. Aggregate gross profits for the quarter were $21.1 million or 36% of sales, compared to $24.9 million or 39% of sales in the year-ago quarter.

•	Total operating expenses for the year were $85.3 million, compared to $84.7 million a year ago. For the quarter, total operating expenses were $21.4 million, compared to $22.5 million a year ago.

Conference Call
Flow plans to hold a conference call to discuss these results: Thursday, August 1, 2013 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The conference call may be heard by dialing 877-941-1430 or 480-629-9858. A 7-day replay will be available following the call by dialing 800-406-7325 or 303-590-3030. The conference call passcode is 4634006. A live audio Webcast of the conference call may be found in the investor section at www.flowwaterjet.com. A Webcast replay of the call will also be available for 90 days.

About Flow International
Flow International Corporation is a global technology-based manufacturing company committed to providing a world class customer experience. The Company offers technological leadership and exceptional waterjet performance to a wide-ranging customer base, benefiting many cutting and surface preparation applications, delivering profitable waterjet solutions and dynamic business growth opportunities to our customers. For more information, visit www.flowwaterjet.com.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the Company's filings with the U.S. Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding our long-term optimism, and our expected achievement of cost reductions targets by the end of fiscal year 2014. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

Flow International Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

U.S. Dollars in thousands, except per share data
	Three months ended April 30,			Twelve months ended April 30,
	2013	2012	% Change	2013	2012	% Change

Sales	$58,407	$63,397	(8)%	$259,338	$253,768	2%

Cost of Sales	37,351	38,536	(3)%	161,416	154,400	5%

Gross Margin	21,056	24,861	(15)%	97,922	99,368	(1)%

Operating Expenses:
Sales and Marketing	12,216	12,648	(3)%	50,251	49,454	2%
Research and Engineering	3,000	2,784	8%	11,431	10,863	5%
General and Administrative	6,156	7,070	(13)%	23,573	24,382	(3)%
Operating Expenses	21,372	22,502	(5)%	85,255	84,699	1%

Operating Income (Loss)	(316)	2,359	NM	12,667	14,669	(14)%

Interest Expense, net	(464)	(174)	NM	(1,349)	(1,050)	28%
Other Expense, net	(376)	(443)	(15)%	(1,017)	(954)	7%

Income (Loss) Before Taxes	(1,156)	1,742	NM	10,301	12,665	(19)%
(Provision) Benefit for Income Taxes	(749)	1,003	NM	(5,129)	(3,276)	57%

Income (Loss) from Continuing Operations	(1,905)	2,745	NM	5,172	9,389	(45)%

Income (Loss) from Discontinued Operations, net of Income Tax	—	(102)	NM	(135)	60	NM

Net Income (Loss)	$(1,905)	$2,643	NM	$5,037	$9,449	(47)%

Basic and Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.04)	$0.06		$0.11	$0.20
Discontinued Operations	—	—		(0.01)	—
Net Income (Loss)	$(0.04)	$0.06		$0.10	$0.20

Weighted Average Shares Outstanding Used in Computing Basic and Diluted Income (Loss) Per Share (000):
Basic	48,429	47,879		48,312	47,766
Diluted	49,159	47,944		49,060	47,766

NM = not meaningful

Flow International Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

U.S. Dollars in thousands
	April 30,	April 30,
	2013	2012	% Change
ASSETS
Current Assets:
Cash and Cash Equivalents	$15,465	$12,942	19%
Receivables, net	42,741	46,830	(9)%
Inventories, net	41,059	40,069	2%
Other Current Assets	17,194	15,704	9%
Total Current Assets	116,459	115,545
Property and Equipment, net	17,894	17,488	2%
Other Long-Term Assets	27,740	34,033	(18)%
Total Assets	$162,093	$167,066

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Subordinated Notes	$10,559	$—	NM
Accounts Payable and Other Accrued Liabilities	28,379	33,681	(16)%
Other Current Liabilities	18,326	25,419	(28)%
Total Current Liabilities	57,264	59,100
Other Long-Term Liabilities	8,095	7,331	10%
Subordinated Notes	—	9,587	NM
Total Liabilities	65,359	76,018

Shareholders’ Equity	96,734	91,048	6%
Total Liabilities and Shareholders' Equity	$162,093	$167,066

NM = not meaningful

Flow International Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

U.S. Dollars in thousands
	Twelve Months Ended April 30,
	2013	2012	% Change
Cash Flows from Operating Activities:
Net Income	$5,037	$9,449	(47)%
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	5,919	6,208	(5)%
Deferred Income Taxes	3,085	720	NM
Provision for Slow Moving and Obsolete Inventory	224	477	(53)%
Bad Debt Expense	338	531	(36)%
Incentive Compensation Expense	2,513	3,546	(29)%
Warranty Expense	5,880	4,235	39%
Other	1,825	1,548	18%
Changes in Operating Assets and Liabilities:
Receivables	2,709	(2,071)	NM
Inventories	(2,373)	(13,368)	(82)%
Other Operating Assets	(1,001)	(1,246)	(20)%
Accounts Payable	(4,891)	4,672	NM
Other Operating Liabilities	(11,378)	(1,990)	NM
Net Cash Provided by Operations	7,887	12,711	(38)%
Cash Flows from Investing Activities:
Expenditures for Property, Equipment and Intangible Assets	(6,606)	(4,601)	44%
Other Investing Activities	1,643	283	NM
Net Cash Used in Investing Activities	(4,963)	(4,318)	15%
Cash Flows from Financing Activities:
Borrowings Under Credit Facility	37,990	63,450	(40)%
Repayments Under Credit Facility	(37,990)	(68,950)	(45)%
Other Net Borrowings	28	5	NM
Net Cash Provided by (Used in) Financing Activities	28	(5,495)	NM
Effect of Changes in Exchange Rates	(429)	948	NM
Net Change in Cash and Cash Equivalents	2,523	3,846
Cash and Cash Equivalents, Beginning of the Year	12,942	9,096	42%
Cash and Cash Equivalents, End of the Year	$15,465	$12,942	19%

Supplemental Disclosures of Cash Flow Information
Cash Paid during the year for:
Interest	$196	$300	(35)%
Taxes	$2,381	$1,252	90%

NM = not meaningful

Flow International Corporation
Supplemental Data
(Unaudited)

U.S. Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2013	2012	% Change	2013	2012	% Change

Consolidated Sales by Category:
Standard System Sales	$31,051	$38,513	(19)%	$153,202	$150,456	2%
Advanced System Sales	6,955	4,387	59%	19,925	23,358	(15)%
Consumable Parts Sales	20,401	20,497	—%	86,211	79,954	8%
Total	$58,407	$63,397	(8)%	$259,338	$253,768	2%

Segment Revenue:
Standard	$51,615	$59,005	(13)%	$239,413	$230,272	4%
Advanced	6,792	4,392	55%	19,925	23,496	(15)%
	$58,407	$63,397	(8)%	$259,338	$253,768	2%

Depreciation and Amortization Expense	$1,534	$1,485	3%	$5,919	$6,208	(5)%

Capital Spending	$1,670	$1,255	33%	$6,606	$4,601	44%

Flow International Corporation
Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)

U.S. Dollars in thousands
	Three months ended April 30,			Twelve months ended April 30,
	2013	2012	% Change	2013	2012	% Change

Net Income (Loss)	$(1,905)	$2,643	NM	$5,037	$9,449	(47)%
Add Back:
Depreciation and Amortization	1,534	1,485	3%	5,919	6,208	(5)%
Income Tax Provision (Benefit)	749	(1,003)	NM	5,129	3,276	57%
Interest Charges	611	175	NM	1,573	1,112	41%
Non-Cash Charges (i)	891	2,225	(60)%	3,528	4,317	(18)%

Adjusted EBITDA	$1,880	$5,525	(66)%	$21,186	$24,362	(13)%

(i) Allowable Add Backs Pursuant to Credit Facility Agreement

     The Company defines Adjusted EBITDA as net income, determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding the effects of income taxes, depreciation, amortization of intangible assets, interest expense, and other non-cash charges, which includes such items as stock-based compensation expense, foreign currency gains or losses, and other non-cash allowable add backs pursuant to the Company's Facility Agreement.

     Adjusted EBITDA is a non-GAAP financial measure and the presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. The items excluded from this non-GAAP financial measure are significant components of the Company's financial statements and must be considered in performing a comprehensive analysis of the overall financial results. The Company uses this measure, together with GAAP financial metrics, to assess its financial performance, allocate resources, evaluate the overall progress towards meeting its long-term financial objectives, and assess compliance with its debt covenants. The Company believes that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used in the Company's financial and operational decision making. The Company's calculation of Adjusted EBITDA may not be consistent with calculations of similar measures used by other companies.